EXCHANGE AGREEMENT

Southridge Partners II LP (the “Southridge”) is the current holder of 100 shares of Series E Preferred Stock issued by AccelPath, Inc. (the “Company”) pursuant to a purchase agreement between the parties dated June 2, 2011.

Southridge and the Company now agree to exchange the outstanding Series E Preferred Stock for a newly issued convertible promissory note in the principal amount of $108,972.22, attached hereto as Exhibit A.  Upon completion of the exchange, the Series E Preferred Stock shall be retired to Company treasury stock.

Southridge represents that it is an “Accredited Investor” as defined in Regulation D under the Securities Act of 1933.  Southridge is acquiring the Note for its own account for investment purposes only and not with a view toward, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1993 Act and applicable state securities laws.

This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of New York, without giving effect to the conflicts of the law principles thereof.

This Agreement may not be modified or changed except by an instrument or instruments in writing executed by the parties hereto.

Dated: April 1, 2013

AccelPath, Inc.	Southridge Partners II LP

By:	/s/Shekhar Wadekar	By:	/s/Steve Hicks
Title:	President	Title:

EXHIBIT A